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                                                                                         EXHIBIT 11
                             AMERICAN ASSET ADVISERS TRUST, INC.
                            COMPUTATION OF EARNINGS PER SHARE
  FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

                                                          Quarter                       Year to Date
                                                     1996          1995             1996          1995

PRIMARY EARNINGS PER SHARE:

Weighted average number of shares of
   common stock outstanding                     1,081,306       706,417        1,028,815       632,763

Additional shares assuming exercise of
   stock warrants (1)                                   0             0                0             0

Total weighted average common and
   common equivalent shares outstanding         1,081,306       706,417        1,028,815       632,763

Net income  (loss)                            $   138,397    $  (70,420)     $   391,212    $   56,766

Earnings per common and common
   equivalent share                           $      0.13    $    (0.10)     $      0.38    $     0.09


FULLY DILUTED EARNINGS PER SHARE:

Weighted average number of shares of
   common stock outstanding                     1,081,306       706,417        1,028,815       632,763

Additional shares assuming exercise of
   stock warrants                                 279,369       208,972          279,369       186,122

Total weighted average common and
   common equivalent shares outstanding         1,360,675       915,389        1,308,184       818,885

Net income (2)                                $   167,710    $  (43,643)     $   489,842    $  133,239

Earnings per common and common
   equivalent share                           $      0.12    $    (0.05)     $      0.37    $     0.16


 (1) Not applicable in 1996 or 1995 as computations of primary earnings per share exclude common stock equivalents for any period in which their inclusion would increase the income per share amount otherwise computed.

 (2) Includes adjustment for additional interest income from assumed net proceeds from exercise of warrants using Modified Treasury Stock Method as follows:

                                                          Quarter                       Year to Date
                                                     1996          1995             1996          1995

                                              $    29,313    $   26,774      $    98,630    $   76,473




                                        16

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